Exhibit 10.1

Rigetti Computing, Inc. 775 Heinz Avenue Berkeley CA 94710

November 6, 2024

Via E-mail

Rick Danis

rick@rigetti.com

Re: Transition Services

Dear Rick:

As discussed, following your resignation effective on November 30, 2024 or such other date as may be agreed by the parties (the “Effective Date”), you agree to provide consulting services (the “Services”) to assist in the transition of your former duties as General Counsel & Corporate Secretary for Rigetti Computing, Inc. (“Rigetti”). The term of the Services will begin on the Effective Date and continue until March 31, 2025 (the “Term”). After December 31, 2024, either party may terminate the Services upon 14 days prior written notice. The parties may extend the term of the Services upon mutual written agreement.

Your existing equity will remain outstanding and continue to vest for the duration of the Term and any extensions of the Term, subject to the terms of the applicable equity plans. In addition, you remain eligible and will be paid a pro-rata bonus for the 2024 executive performance bonus on the same terms as paid to the rest of the executive team (e.g., if the bonus is paid out to executives at 75%, you will receive 75% of your target bonus, which will be pro-rated based on the time employed during 2024 prior to your resignation).

You acknowledge and reaffirm your continuing obligations under your Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit A and incorporated herein by reference, and under applicable policies and procedures of the Company.

Sincerely,

RIGETTI COMPUTING, INC.

/s/ Jackie Kaweck
Jackie Kaweck

Agreed to and accepted:
Signature:	/s/ Rick Danis
Printed Name:	Rick Danis
Date:	November 6, 2024